News Release | For Immediate Release
Exhibit 99.1
Zix Corporation Announces Third Quarter 2008 Financial Results
Company highlights two e-Prescribing contracts announced earlier this month
DALLAS — October 28, 2008 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the third quarter ended September 30, 2008. ZixCorp recorded third quarter revenues of $6.7 million and a GAAP net loss of $1.5 million for the quarter, or $0.02 loss per share, compared with revenues of $6.2 million, and a GAAP net loss of $1.9 million, or $0.03 loss per share, in the corresponding quarter of 2007. Total cash and cash equivalents as of September 30, 2008 were $13.1 million.
“The major catalysts in each of our core businesses — Medicare legislation in e-Prescribing and OEM channels in Email Encryption — are beginning to yield the results that make us increasingly optimistic about our future growth and success. In addition, despite the turmoil in the general economy, ZixCorp achieved positive cash flow from operations for the third consecutive quarter in 2008, demonstrating its continued financial stability,” said Rick Spurr, chief executive officer for ZixCorp. “In our e-Prescribing business, we believe the previously announced new contracts with BCBS Alabama and Aetna, as well as our participation in the HighMark program, cumulatively indicate the beginnings of the anticipated acceleration in the e-prescribing market following the passage of the Medicare Improvements for Patients and Providers Act of 2008. We believe our track record of success with smaller practices, which comprise the vast majority of the physician market but where few other vendors even compete, demonstrates ZixCorp is well-positioned for growth in this industry. The Email business continues to drive the performance of the company with healthy cash generation and increasing margins. As expected, the contribution from our OEM partners increased significantly in Q3, and with the recent addition of our latest partner Code Green Networks, we believe this business is poised for continued and even accelerated growth, particularly in 2009 when the partners signed this year are expected to begin yielding more business for us.”

Corporate Highlights
•	Third quarter 2008 revenues increased 8 percent over the comparable quarter last year to $6.7 million

•	Third quarter ending cash and cash equivalents balance was $13.1 million, which met the projected guidance for total cash to exceed the second quarter ending cash balance of $13.0 million

•	The improvement in cash for the third quarter 2008 of approximately $130,000 compares to the approximately $500,000 cash burn for the third quarter of last year
Business Highlights
Email Encryption Service
•	Email Encryption revenue for third quarter 2008 was $5.6 million, up 20 percent when compared to third quarter 2007. Year-to-date revenues of $16.5 million represent an increase of 30 percent compared to the nine-month period last year

•	Total orders were $5.2 million, including $1.2 million in new first-year orders in the third quarter

•	The company’s renewal rate for the quarter was 95 percent

•	During the third quarter, the ZixDirectory surpassed 12 million members, with an accelerated growth rate of 80,000 members per week, compared to a growth rate of 70,000 members per week in the second quarter. Last week, the Directory surpassed 13 million members

•	Two new significant e-mail encryption health plan customers were added, specifically Blue Cross Blue Shield of Delaware and HIP in New York, to the company’s growing customer base

•	The company announced an exciting new relationship with Code Green Networks, a leading provider of Data Loss Prevention (“DLP”). The relationship provides an integrated solution that delivers accurate data loss prevention across all network channels together with a policy-based email encryption service to secure the communication of sensitive information in email

•	The company had strong results from our OEM relationships with Google and other industry leaders for the third quarter. The contribution from these channels in the third quarter matched the amount from the previous two quarters of 2008 combined, as well as the orders from our partners for the entire year 2007
e-Prescribing:
•	e-Prescribing revenue for third quarter 2008 was $1.1 million, a decrease, as expected, of 28 percent compared to the corresponding quarter last year. Year-to-date revenues of $4.3 million were 3 percent lower than the nine-month period last year

•	The company announced participation in Highmark’s e-Prescribing/eHealth Initiative, where eligible physicians can obtain the PocketScript e-prescribing service

•	On October 13, 2008, the company disclosed its selection as the exclusive e-Prescribing vendor for an initiative with Blue Cross and Blue Shield of Alabama. BCBS Alabama will pay for a minimum of 250 (potentially increasing to 300) prescribers located in the state of Alabama to use the PocketScript e-prescribing service

•	The company also announced it had expanded its exclusive relationship with Aetna in New Jersey, building on its successful pilot in the state with a new 3-year contract to offer its PocketScript e-prescribing to more than 1,000 additional eligible prescribers in northern New Jersey at no charge to the physician

•	Total e-scripts for the third quarter were 2.0 million, up 14 percent over the third quarter last year
Financial Highlights

			3-month Variance				9-month Variance
	Three Months Ended, Sept 30,		2008 vs. 2007		Nine Months Ended, Sept 30,		2008 vs. 2007
	2008	2007	$	%	2008	2007	$	%
Email Encryption	$5,578,000	$4,631,000	$947,000	20%	$16,534,000	$12,685,000	$3,849,000	30%
e-Prescribing	$1,131,000	$1,560,000	$(429,000)	(28%)	$4,332,000	$4,448,000	$(116,.000)	(3%)

Total revenues	$6,709,000	$6,191,000	$518,000	8%	$20,866,000	$17,133,000	$3,733,000	22%

Revenues: Third quarter 2008 company-wide revenues increased 8 percent over the comparable quarter last year to $6.7 million. The company’s Email Encryption business delivered third quarter revenue of $5.6 million, a 20 percent improvement over the corresponding period last year. Email Encryption’s increase was due to continued demand earlier this year for our service model in both healthcare and financial services. e-Prescribing third quarter revenue of $1.1 million represented a 28 percent decrease over the same period last year. e-Prescribing revenues decreased principally due to a decline in transaction/usage-based fees and deployment-related fees. The company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was $36.2 million on September 30, 2008.
Gross Margin: The company’s gross margin was $4.3 million, or 64 percent of revenue. The gross margin contribution from the Email Encryption business was $4.6 million, or a record 82 percent, while the gross margin for e-Prescribing was negative $0.3 million in the quarter, or a negative 24 percent. The company-wide gross margin for the same period in 2007 was $3.5 million or 57 percent of revenue, which was comprised of $3.6 million in Email Encryption and negative $0.1 million for e-Prescribing. The gross margin improvement for Email Encryption was driven by continued revenue growth combined with a slight decline in cost of revenues. The gross margin for e-Prescribing declined as the decrease in cost of revenues was more than offset by the decline in revenues.

R&D and SG&A Expenditures: In the third quarter 2008, the combination of the company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses increased by 5 percent when compared with the same period last year. This increase was driven by a 20 percent year-over-year increase in R&D as we continue to advance each core service, with SG&A flat over the same time period.
Cash Flow: Cash and cash equivalents as of September 30, 2008 were $13.1 million. The approximately $0.1 million increase in the cash balance during the third quarter represents an improvement over the approximately $0.5 million cash burn for the comparable quarter in 2007.
Outlook: The company forecasts revenue for the fourth quarter to be between $6.8 and $7.1 million. e-Prescribing deployments are expected to be approximately 150 prescribers for the fourth quarter. Coming off the third quarter, which is generally our slowest quarter for bookings, the year-end total cash balance is expected to be flat with the third quarter at $13.1 million.
Third Quarter Conference Call Information
The company will hold a conference call to discuss third quarter 2008 operating results on October 28th at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-847-8704 or toll-free 800-265-0241 and entering access code 77991202. An audio replay of the conference will be available until November 4, 2008 by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 48567745, and after that date via Webcast on the company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com

Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The following statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties: “The major catalysts in each of our core businesses — Medicare legislation in e-Prescribing and OEM channels in Email Encryption — are beginning to yield the results that make us increasingly optimistic about our future growth and success,”; “In our e-Prescribing business, we believe the previously announced new contracts with BCBS Alabama and Aetna, as well as our participation in the HighMark program, cumulatively indicate the beginnings of the anticipated acceleration in the e-prescribing market following the passage of the Medicare Improvements for Patients and Providers Act of 2008,”; “We believe our track record of success with smaller practices, which comprise the vast majority of the physician market but where few other vendors even compete, demonstrates ZixCorp is well-positioned for growth in this industry,”; “As expected, the contribution from our OEM partners increased significantly in Q3, and with the recent addition of our latest partner Code Green Networks, we believe this business is poised for continued and even accelerated growth, particularly in 2009 when the partners signed this year are expected to begin yielding more business for us.” The statements under the caption “Outlook” are also forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the Company’s continued operating losses and use of cash resources; the Company’s ability to achieve broad market acceptance for the Company’s products and services, including the Company’s ability to enter into new or expand existing sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the Company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the Company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers from its PocketScript e-Prescription business; the Company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the Company’s Email Encryption and e-Prescription businesses; and the Company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the Company’s public filings with the SEC.

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$13,140,000	$10,524,000
Marketable securities	—	1,734,000
Receivables, net	539,000	1,119,000
Prepaid and other current assets	1,126,000	1,545,000

Total current assets	14,805,000	14,922,000

Restricted cash	25,000	25,000
Property and equipment, net	2,020,000	2,297,000
Goodwill and other assets	2,193,000	2,230,000

Total assets	$19,043,000	$19,474,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$3,168,000	$3,295,000
Deferred revenue	13,968,000	12,606,000

Total current liabilities	17,136,000	15,901,000

Long-term liabilities:
Deferred revenue	2,891,000	3,497,000
Deferred rent	330,000	365,000

Total long-term liabilities	3,221,000	3,862,000

Total liabilities	20,357,000	19,763,000
Total stockholders’ deficit	(1,314,000)	(289,000)

Total liabilities and stockholders’ deficit	$19,043,000	$19,474,000

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$6,709,000	$6,191,000	$20,866,000	$17,133,000

Cost of revenues	2,383,000	2,662,000	7,505,000	8,162,000

Gross margin	4,326,000	3,529,000	13,361,000	8,971,000

Operating expenses:
Research and development expenses	1,590,000	1,320,000	4,516,000	3,962,000
Marketing expenses	906,000	814,000	2,596,000	2,671,000
Sales expenses	1,909,000	2,214,000	6,462,000	6,749,000
General and administrative expenses	1,417,000	1,208,000	4,598,000	4,265,000
Customer deposit forfeiture	—	—	—	(2,000,000)
Loss on impairment of operating lease	—	—	—	100,000

Total operating expenses	5,822,000	5,556,000	18,172,000	15,747,000

Operating loss	(1,496,000)	(2,027,000)	(4,811,000)	(6,776,000)

Other (expense) income:
Investment and other income	97,000	143,000	435,000	437,000
Interest expense	—	(35,000)	—	(141,000)
Loss on extinguishment of debt	—	—	—	(178,000)

Total other income	97,000	108,000	435,000	118,000

Loss before income taxes	(1,399,000)	(1,919,000)	(4,376,000)	(6,658,000)
Income taxes expense	(110,000)	(17,000)	(187,000)	(54,000)

Net loss	$(1,509,000)	$(1,936,000)	$(4,563,000)	$(6,712,000)

Basic and diluted loss per common share	$(0.02)	$(0.03)	$(0.07)	$(0.11)

Basic and diluted weighted average common shares outstanding	63,072,191	60,344,165	62,893,809	60,189,352

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities:
Net loss	$(4,563,000)	$(6,712,000)
Non-cash items in net loss	3,950,000	283,000
Changes in operating assets and liabilities	2,026,000	6,179,000

Net cash provided by (used by) operating activities	1,413,000	(250,000)

Investing activities:
Purchases of property and equipment	(695,000)	(769,000)
Restricted cash investments and marketable securities, net	1,734,000	(1,665,000)

Net cash provided by (used by) investing activities	1,039,000	(2,434,000)

Financing activities:
Proceeds from exercise of stock options	164,000	15,000
Payment of short-term notes payable	—	(229,000)

Net cash provided by (used by) financing activities	164,000	(214,000)

Increase (decrease) in cash and cash equivalents	2,616,000	(2,898,000)
Cash and cash equivalents, beginning of period	10,524,000	12,783,000

Cash and cash equivalents, end of period	$13,140,000	$9,885,000

###